UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 1, 2014

Evolution Petroleum Corporation

(Exact name of registrant as specified in its charter)

001-32942

(Commission File Number)

Nevada (State or Other Jurisdiction of Incorporation)	41-1781991 (I.R.S. Employer Identification No.)

2500 City West Blvd., Suite 1300, Houston, Texas 77042

(Address of Principal Executive Offices)

(713) 935-0122

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                    Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

☐                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

As previously disclosed and as part of the restructuring of Evolution Petroleum Corporation (the “Company”), Sterling McDonald, the Vice President, Chief Financial Officer and Treasurer of the Company, notified the Board of Directors January 6, 2014 that he expects to retire sometime during January 2014.  Mr. McDonald will continue to serve as Vice President, Chief Financial Officer and Treasurer and will remain the Company’s Principal Financial Officer and Principal Accounting Officer until his successor is appointed. The Company expects to pay Mr. McDonald a severance of $478,000 representing his base salary and anticipated bonus under the Company’s Cash Incentive Plan and $52,000 in other benefits.  In addition, the Company will accelerate the vesting of Mr. McDonald’s previously unvested restricted stock awards which will result in stock compensation expense to the Company. The Company will undertake to file an amendment to this Form 8-K when such amounts are determined.

Item 8.01 Other Events

As part of the restructuring process, the Board of Directors of the Company elected David Joe, the current Controller and Secretary of the Company, to the additional positions of Vice President and Chief Administrative Officer. Mr. Joe’s appointment is effective January 1, 2014.

As previously disclosed, during December 2013, employees, officers and directors of the Company exercised more than 4 million of 4.8 million stock options awarded from 2004 to 2008.  The exercise of these options resulted in approximately $31 million of potential tax deductions (the “Deductions”) available to the Company.  A portion of the Deductions is expected to apply to fiscal 2014 tax year ending June 30, 2014.  In addition to the permanent tax savings, the deductions may cause recent and near-term cash distributions to shareholders to be treated as return of capital.

On a financial reporting basis, the Deductions will be recorded as a reduction in current income taxes payable each year, offset by an increase in equity, in amounts equal to the cash taxes payable prior to the effect of the Deductions.  The Deductions will only impact reported earnings by increasing the projected effective tax rate closer to the statutory rate in those years affected by the Deductions due to percentage depletion deduction being delayed and carried forward.

The Company will also record a one-time pre-tax expense during the quarter ended December 31, 2013 of approximately $0.65 million associated with the derivatives’ exercise due to incremental payroll tax associated with the derivative exercise and transaction expenses.

Assuming a 34% statutory federal income tax rate, the approximate $10.8 million of current and future tax payments savings from the derivatives’ exercise and one-time charges, combined with a reduction in ongoing overhead due to the staff reductions, should substantially exceed the restructuring charges and the cost of expected staff growth associated with further commercialization of GARP®.

Cautionary Statement

All statements contained in this Form 8-K regarding potential results and future plans and objectives of the Company are forward-looking statements that involve various risks and uncertainties.  There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.  The Company undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future events, or otherwise.  Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, those factors that are disclosed under the heading “Risk Factors” and elsewhere in our documents filed from time to time with the United States Securities and Exchange Commission and other regulatory authorities.  Statements regarding our ability to complete transactions, successfully apply technology applications in the re-development of oil and gas fields, realize future production volumes, realize success in our drilling and development activity and forecasts of legal claims, prices, future revenues and income and cash flows and other statements that are not historical facts contain predictions, estimates and other forward-looking statements.  Although the Company believes that its expectations

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are based on reasonable assumptions, it can give no assurance that its goals will be achieved and these statements will prove to be accurate.  Important factors could cause actual results to differ materially from those included in the forward-looking statements.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Evolution Petroleum Corporation
(Registrant)

Dated: January 10, 2014	By:	/s/Robert Herlin
	Name:	Robert Herlin
	Title:	President and Chief Executive Officer

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